Exhibit 99.1

DCP MIDSTREAM, LP REPORTS FOURTH QUARTER AND FULL-YEAR 2016 RESULTS
DENVER, February 14, 2017 (GLOBE NEWSWIRE) - DCP Midstream, LP (NYSE: DCP), or the Partnership, today reported financial results for the three months and year ended December 31, 2016.
FOURTH QUARTER AND YEAR END 2016 SUMMARY RESULTS

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
	(Unaudited)
	(Millions, except per unit amounts)

Net income attributable to partners	$75	$90	$312	$228
Net income per limited partner unit - basic and diluted	$0.38	$0.51	$1.64	$0.91
Adjusted EBITDA(1)	$151	$176	$594	$656
Distributable cash flow(1)	$120	$145	$537	$572

(1)
This press release includes the following non-GAAP financial measures: adjusted EBITDA, distributable cash flow, adjusted segment EBITDA, forecasted adjusted EBITDA and forecasted distributable cash flow. Each of these denotes a financial measure not presented in accordance with U.S. generally accepted accounting principles, or GAAP. Each such non-GAAP financial measure is defined below under “Non-GAAP Financial Information”, and each is reconciled to its most directly comparable GAAP financial measures under “Reconciliation of Non-GAAP Financial Measures” in schedules at the end of this press release.

RECENT HIGHLIGHTS

•
Net income attributable to partners was $75 million in the fourth quarter of 2016, or $0.38 per basic and diluted limited partner unit and $312 million for the year ended December 31, 2016, or $1.64 per basic and diluted limited partner unit.

•	2016 financial results exceeded both the 2016 distributable cash flow target range of $515 million to $525 million and the 2016 adjusted EBITDA target range of $575 million to $585 million.

•
Distributable cash flow was $120 million in the fourth quarter of 2016, and $537 million for the full year 2016 resulting in a distribution coverage ratio of 1.0 times in the fourth quarter of 2016 and 1.11 times for the year ended December 31, 2016.

•	Adjusted EBITDA was $151 million in the fourth quarter of 2016 and $594 million for the year ended December 31, 2016.

•
On January 1, 2017, the Partnership closed a transaction combining the assets and debt of DCP Midstream, LLC (Midstream) with the Partnership (Transaction), creating the largest NGL producer and gas processor in the U.S. with an enterprise value of approximately $11 billion. The combined company was renamed DCP Midstream, LP and on January 23, 2017, the New York Stock Exchange stock ticker symbol was changed to “DCP”.

•	On January 4, 2017, the Partnership announced the following growth projects:

◦
Construction of a new 200 million cubic feet per day (MMcf/d) plant in the DJ Basin, to be named Mewbourn 3, and additional compression and gathering infrastructure in the DJ Basin for $395 million, expected to be in service by the end of 2018.

◦	Additional field compression and plant bypass infrastructure in the DJ Basin that will add approximately 40 MMcf/d of incremental capacity, expected to be in service during the summer of 2017.

◦
A 365,000 barrels per day (BPD) NGL capacity expansion project on Sand Hills Pipeline to meet NGL production growth from owned and third party plants in the Permian and Delaware basins, and potential growth from ethane recovery, expected to be completed in the fourth quarter of 2017.

•	The Partnership updated its 2017 forecasted adjusted EBITDA target range to between $940 to $1,110 million to include distributions in excess of earnings from unconsolidated affiliates.
“We delivered on our 2016 commitments and finished the year strong with adjusted EBITDA and distributable cash flow coming in above our 2016 target ranges, resulting in solid distribution coverage of 1.11 times for the year," said Wouter van Kempen, chairman, CEO and president of the Partnership. "We are excited about our recent transaction and the growth opportunities that it provides, paving the way to sustainable distribution growth."
DISTRIBUTION AND DISTRIBUTABLE CASH FLOW
On January 26, 2017, the Partnership announced a quarterly distribution of $0.78 per limited partner unit. This distribution remains unchanged from the previous quarter.
The Partnership's distributable cash flow of $120 million for the three months ended December 31, 2016, provided a 1.00 times distribution coverage ratio adjusted for the timing of actual distributions paid during the quarter. The distribution coverage ratio adjusted for the timing of actual distributions paid during the trailing 12 months was 1.11 times. The owners of the Partnership's general partner will receive distributions on the units issued on January 1, 2017, beginning with the first quarter 2017 declared distribution.
FOURTH QUARTER 2016 OPERATING RESULTS BY BUSINESS SEGMENT
Natural Gas Services
Natural Gas Services Segment net income attributable to partners for the three months ended December 31, 2016 and 2015 was $66 million and $72 million, respectively.
Adjusted segment EBITDA decreased to $120 million for the three months ended December 31, 2016, from $135 million for the three months ended December 31, 2015, reflecting the expiration of certain direct commodity hedges at the end of the first quarter, lower volumes primarily related to our Eagle Ford and East Texas systems and the disposition of our North Louisiana System. These decreases were partially offset by growth on our DJ Basin system related to the ramp up of both the Lucerne 2 plant which commenced operations in June 2015 and Grand Parkway which commenced operations at the beginning of 2016, commercial activities at our natural gas storage asset in Southeast Texas and lower operating costs due to continued cost savings initiatives.

NGL Logistics
NGL Logistics Segment net income attributable to partners for the three months ended December 31, 2016 and 2015 was $48 million and $50 million, respectively.
Adjusted segment EBITDA decreased to $50 million for the three months ended December 31, 2016, from $52 million for the three months ended December 31, 2015, reflecting higher maintenance on Southern Hills and Sand Hills partially offset by higher pipeline throughput volumes on Southern Hills and Sand Hills due to growth and increased NGL production from new plants placed into service in 2015.
Wholesale Propane Logistics
Wholesale Propane Logistics Segment net income attributable to partners was $7 million and $10 million for the three months ended December 31, 2016 and 2015, respectively.
Adjusted segment EBITDA decreased to $7 million for the three months ended December 31, 2016, from $11 million for the three months ended December 31, 2015, reflecting decreased unit margins associated with warmer weather and commodity derivative activity.
Corporate and Other
Interest expense for the three months ended December 31, 2016 remained flat. General and administrative expenses for the three months ended December 31, 2016 remained flat per the annual fee paid under the Partnership's services agreement.
CAPITALIZATION, LIQUIDITY AND FINANCING
At December 31, 2016 and prior to the Transaction, the Partnership had $2,270 million of total principal long-term debt outstanding, which was comprised of senior notes and $195 million of borrowings outstanding under its $1,250 million revolving credit facility. Total available revolver capacity was $1,031 million, net of $24 million of letters of credit, of which $970 million was available for working capital purposes. The Partnership's leverage ratio pursuant to its credit facility for the quarter ended December 31, 2016, was approximately 3.5 times. The effective interest rate on the Partnership's overall debt position, as of December 31, 2016, was 3.7 percent. During the fourth quarter of 2016, the Partnership did not issue any equity to the public.
As part of the Transaction, Midstream contributed its ownership interests in all of its subsidiaries owning operating assets, and $424 million of cash. As consideration the Partnership issued 28,552,480 common units to Midstream and 2,550,644 general partner units to DCP Midstream GP, LP (the General Partner) and assumed $3,150 million of Midstream’s debt. As of February 3, 2017, the Partnership had $5,225 million of total principal long-term debt outstanding. We used a portion of the cash received from the Transaction to repay debt outstanding on our Amended and Restated Credit Agreement. As of February 3, 2017 we had cash of $271 million.
CAPITAL EXPENDITURES AND INVESTMENTS
During the three months ended December 31, 2016, the Partnership had total expansion capital expenditures and equity investments totaling approximately $11 million and total maintenance capital expenditures totaling $4 million. During the year ended December 31, 2016, the Partnership had total expansion capital expenditures and equity investments totaling approximately $56 million and total maintenance capital expenditures totaling $10 million.

COMMODITY DERIVATIVE ACTIVITY
For the three and twelve months ended December 31, 2016, commodity derivative activity and total revenues included non-cash losses of $25 million and $108 million, respectively, and non-cash losses of $25 million and $130 million for the three and twelve months ended December 31, 2015, respectively. Net hedge cash settlements for the three and twelve months ended December 31, 2016, were receipts of $10 million and $88 million, respectively. Net hedge cash settlements for the three and twelve months ended December 31, 2015, were receipts of $53 million and $215 million, respectively.
The objective of the Partnership's commodity risk management program is to protect downside risk in its distributable cash flow. The Partnership utilizes mark-to-market accounting treatment for its commodity derivative instruments. Mark-to-market accounting rules require companies to record currently in earnings the difference between their contracted future derivative settlement prices and the forward prices of the underlying commodities at the end of the accounting period. Revaluing the Partnership's commodity derivative instruments based on futures pricing at the end of the period creates assets or liabilities and associated non-cash gains or losses. Realized gains or losses from cash settlement of the derivative contracts occur monthly as the Partnership's physical commodity sales are realized or when the Partnership rebalances its portfolio. Non-cash gains or losses associated with the mark-to-market accounting treatment of the Partnership's commodity derivative instruments do not affect its distributable cash flow.
EARNINGS CALL
The Partnership will host a conference call webcast at 11:00 a.m. EST on Tuesday, February 14, to discuss DCP’s fourth quarter and year-end 2016 results, which will be released earlier that day, and provide additional information regarding its 2017 financial plan. The live audio webcast of the conference call and presentation slides can be accessed through the Investors section on the DCP website at www.dcpmidstream.com and the conference call can be accessed by dialing (844) 233-0113 in the United States or (574) 990-1008 outside the United States. The conference confirmation number is 64232264. A replay of the audio webcast will also be available by accessing the Investors section on the DCP website at www.dcpmidstream.com.

NON-GAAP FINANCIAL INFORMATION
This press release and the accompanying financial schedules include the following non-GAAP financial measures: adjusted EBITDA, adjusted segment EBITDA and distributable cash flow. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures. The Partnership's non-GAAP financial measures should not be considered in isolation or as an alternative to its financial measures presented in accordance with GAAP, including operating revenues, net income or loss attributable to partners, net cash provided by or used in operating activities or any other measure of liquidity or financial performance presented in accordance with GAAP as a measure of operating performance, liquidity or ability to service debt obligations and make cash distributions to unitholders. The non-GAAP financial measures presented by us may not be comparable to similarly titled measures of other companies because they may not calculate their measures in the same manner.
Following the Transaction, adjusted EBITDA for the newly combined Partnership will be defined as net income or loss attributable to partners adjusted for (i) distributions from unconsolidated affiliates, net of earnings (ii) depreciation and amortization expense, (iii) net interest expense, (iv) noncontrolling interest in depreciation and income tax expense, (v) unrealized gains and losses from commodity derivatives, (vi) income tax expense or benefit, (vii) impairment expense and (viii) certain other non-cash items. Adjusted EBITDA further excludes items of income or loss that we characterize as unrepresentative of our ongoing operations. Management believes these measures provide investors meaningful insight into results from ongoing operations.
For 2016 and prior periods, the Partnership defined adjusted EBITDA as net income or loss attributable to partners less interest income, noncontrolling interest in depreciation and income tax expense, non-cash commodity derivative gains, plus interest expense, income tax expense, depreciation and amortization expense, non-cash commodity derivative losses, and certain other items.
The commodity derivative non-cash losses and gains result from the marking to market of certain financial derivatives used by us for risk management purposes that we do not account for under the hedge method of accounting. These non-cash losses or gains may or may not be realized in future periods when the derivative contracts are settled, due to fluctuating commodity prices.
Adjusted EBITDA is used as a supplemental liquidity and performance measure and adjusted segment EBITDA is used as a supplemental performance measure by the Partnership's management and by external users of its financial statements, such as investors, commercial banks, research analysts and others to assess:

•	financial performance of the Partnership's assets without regard to financing methods, capital structure or historical cost basis;

•	the Partnership's operating performance and return on capital as compared to those of other companies in the midstream energy industry, without regard to financing methods or capital structure;

•	viability and performance of acquisitions and capital expenditure projects and the overall rates of return on investment opportunities;

•	performance of the Partnership's business excluding non-cash commodity derivative gains or losses; and

•
in the case of Adjusted EBITDA, the ability of the Partnership's assets to generate cash sufficient to pay interest costs, support its indebtedness, make cash distributions to its unitholders and general partner, and pay maintenance capital expenditures.

We define adjusted segment EBITDA for each segment as segment net income or loss attributable to partners plus or minus adjustments for non-cash mark-to-market of commodity derivative instruments for that segment, plus depreciation and amortization expense, and certain other items for that segment, adjusted for any noncontrolling interest portion of depreciation, amortization and income tax expense for that segment. The Partnership's adjusted EBITDA equals the sum of the adjusted segment EBITDA reported for each of its segments, plus general and administrative expense.
Following the Transaction, distributable cash flow will be defined as adjusted EBITDA less maintenance capital expenditures, cash portion of interest expense, the impact of minimum volume receipt for throughput commitments and certain other items.
For 2016 and prior periods, the Partnership defined distributable cash flow as net cash provided by or used in operating activities, less maintenance capital expenditures, net of reimbursable projects, plus or minus adjustments for non-cash mark-to-market of derivative instruments, net income attributable to noncontrolling interests net of depreciation and income tax, net changes in operating assets and liabilities, other adjustments to reconcile net cash provided by or used in operating activities, and certain other items.
Maintenance capital expenditures are cash expenditures made to maintain the Partnership's cash flows, operating capacity or earnings capacity. These expenditures add on to or improve capital assets owned, including certain system integrity, compliance and safety improvements. Maintenance capital expenditures also include certain well connects, and may include the acquisition or construction of new capital assets. Non-cash mark-to-market of derivative instruments is considered to be non-cash for the purpose of computing distributable cash flow because settlement will not occur until future periods, and will be impacted by future changes in commodity prices and interest rates. We compare the distributable cash flow we generate to the cash distributions we expect to pay and have paid to our partners. Using this metric, we compute our distribution coverage ratio. Distributable cash flow is used as a supplemental liquidity and performance measure by the Partnership's management and by external users of its financial statements, such as investors, commercial banks, research analysts and others, to assess the Partnership's ability to make cash distributions to its unitholders and its general partner.
ABOUT DCP MIDSTREAM, LP
DCP Midstream, LP (NYSE: DCP) is a midstream master limited partnership, with a diversified portfolio of assets, engaged in the business of gathering, compressing, treating, processing, transporting, storing and selling natural gas; producing, fractionating, transporting, storing and selling NGLs and recovering and selling condensate. DCP owns and operates more than 60 plants and 64,000 miles of natural gas and natural gas liquids pipelines, with operations in 17 states across major producing regions and leads the midstream segment as the largest natural gas liquids producer, the largest natural gas processor and one of the largest marketers in the U.S. Denver, Colorado based DCP is managed by its general partner, DCP Midstream GP, LP, which is managed by its general partner, DCP Midstream GP, LLC, which is 100% owned by DCP Midstream, LLC. DCP Midstream, LLC is a joint venture between Phillips 66 and Spectra Energy. For more information, visit the DCP Midstream, LP website at www.dcpmidstream.com.
CAUTIONARY STATEMENTS
This press release may contain or incorporate by reference forward-looking statements as defined under the federal securities laws regarding DCP Midstream, LP, including projections, estimates, forecasts, plans and objectives. Although management believes that expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond the Partnership's control. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, the Partnership's actual results may vary materially from what management anticipated, estimated, projected or expected.
The key risk factors that may have a direct bearing on the Partnership's results of operations and financial condition are described in detail in the "Risk Factors" section of the Partnership's most recently filed annual report and subsequently filed quarterly reports with the Securities and Exchange Commission. Investors are encouraged to closely consider the disclosures and risk factors contained in the Partnership's annual and quarterly reports filed from time to time with the Securities and Exchange Commission. The forward looking statements contained herein speak as of the date of this announcement. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Information contained in this press release is unaudited, and is subject to change.

DCP MIDSTREAM, LP
FINANCIAL RESULTS AND
SUMMARY BALANCE SHEET DATA
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
	(Millions, except per unit amounts)
Sales of natural gas, propane, NGLs and condensate	$298	$296	$1,093	$1,442
Transportation, processing and other	115	111	424	371
(Losses) gains from commodity derivative activity, net	(15)	28	(20)	85
Total operating revenues	398	435	1,497	1,898
Purchases of natural gas, propane and NGLs	(254)	(257)	(946)	(1,246)
Operating and maintenance expense	(42)	(58)	(183)	(214)
Depreciation and amortization expense	(31)	(32)	(122)	(120)
General and administrative expense	(24)	(21)	(88)	(85)
Goodwill impairment	—	—	—	(82)
Gain on sale of assets	—	—	47	—
Other expense	—	(4)	(7)	(4)
Total operating costs and expenses	(351)	(372)	(1,299)	(1,751)
Operating income	47	63	198	147
Interest expense	(23)	(23)	(94)	(92)
Earnings from unconsolidated affiliates	55	52	214	173
Income tax benefit	1	2	—	5
Net income attributable to noncontrolling interests	(5)	(4)	(6)	(5)
Net income attributable to partners	75	90	312	228
General partner's interest in net income	(31)	(31)	(124)	(124)
Net income allocable to limited partners	$44	$59	$188	$104

Net income per limited partner unit — basic and diluted	$0.38	$0.51	$1.64	$0.91

Weighted-average limited partner units outstanding — basic and diluted	114.8	114.7	114.7	114.6

	December 31,	December 31,
	2016	2015
	(Millions)

Cash and cash equivalents	$1	$2
Other current assets	226	304
Property, plant and equipment, net	3,272	3,476
Other long-term assets	1,662	1,695
Total assets	$5,161	$5,477

Current liabilities	$234	$200
Current portion of long-term debt	500	—
Long-term debt	1,750	2,424
Other long-term liabilities	44	48
Partners' equity	2,601	2,772
Noncontrolling interests	32	33
Total liabilities and equity	$5,161	$5,477

DCP MIDSTREAM, LP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
	(Millions, except per unit amounts)
Reconciliation of Non-GAAP Financial Measures:
Net income attributable to partners	$75	$90	$312	$228
Interest expense	23	23	94	92
Depreciation, amortization and income tax expense, net of noncontrolling interests	28	29	120	114
Goodwill impairment	—	—	—	82
Discontinued construction projects	—	9	—	10
Other charges	—	—	7	—
Gain on sale of assets	—	—	(47)	—
Non-cash commodity derivative mark-to-market	25	25	108	130
Adjusted EBITDA	151	176	594	656
Interest expense	(23)	(23)	(94)	(92)
Maintenance capital expenditures, net of noncontrolling interest portion and reimbursable projects	(4)	(5)	(10)	(25)
Distributions from unconsolidated affiliates, net of earnings	6	5	44	28
Impact of minimum volume receipt for throughput commitment	(10)	(10)	—	(1)
Other, net	—	2	3	6
Distributable cash flow	$120	$145	$537	$572

Net cash provided by operating activities	$120	$157	$575	$650
Interest expense	23	23	94	92
Distributions from unconsolidated affiliates, net of earnings	(6)	(5)	(44)	(28)
Net changes in operating assets and liabilities	(4)	(17)	(126)	(174)
Net income attributable to noncontrolling interests, net of depreciation and income tax	(5)	(4)	(7)	(6)
Non-cash commodity derivative mark-to-market	25	25	108	130
Other, net	(2)	(3)	(6)	(8)
Adjusted EBITDA	$151	$176	$594	$656
Interest expense	(23)	(23)	(94)	(92)
Maintenance capital expenditures, net of noncontrolling interest portion and reimbursable projects	(4)	(5)	(10)	(25)
Distributions from unconsolidated affiliates, net of earnings	6	5	44	28
Other, net	(10)	(8)	3	5
Distributable cash flow	$120	$145	$537	$572

DCP MIDSTREAM, LP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
SEGMENT FINANCIAL RESULTS AND OPERATING DATA
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
	(Millions, except as indicated)
Natural Gas Services Segment:
Financial results:
Segment net income attributable to partners	$66	$72	$275	$182
Non-cash commodity derivative mark-to-market	26	25	108	133
Depreciation and amortization expense	28	29	111	109
Goodwill impairment	—	—	—	82
Gain on sale of assets	—	—	(47)	—
Noncontrolling interest portion of depreciation and income tax	—	—	(1)	(1)
Other charges	—	9	7	10
Adjusted segment EBITDA	$120	$135	$453	$515

Operating and financial data:
Natural gas throughput (MMcf/d)	2,098	2,705	2,449	2,714
NGL gross production (Bbls/d)	138,141	165,030	154,959	161,007
Operating and maintenance expense	$35	$50	$153	$184

NGL Logistics Segment:
Financial results:
Segment net income attributable to partners	$48	$50	$195	$174
Depreciation and amortization expense	2	2	8	8
Adjusted segment EBITDA	$50	$52	$203	$182

Operating and financial data:
NGL pipelines throughput (Bbls/d)	283,014	266,009	289,395	261,659
NGL fractionator throughput (Bbls/d)	60,315	61,206	60,296	56,927
Operating and maintenance expense	$5	$5	$22	$20

Wholesale Propane Logistics Segment:
Financial results:
Segment net income attributable to partners	$7	$10	$24	$44
Non-cash commodity derivative mark-to-market	(1)	—	—	(3)
Depreciation and amortization expense	1	1	3	3
Adjusted segment EBITDA	$7	$11	$27	$44

Operating and financial data:
Propane sales volume (Bbls/d)	15,607	13,749	13,309	15,685
Operating and maintenance expense	$2	$3	$8	$10

DCP MIDSTREAM, LP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended				Year Ended
	December 31,				December 31,
	2016		2015		2016		2015
	(Millions, except as indicated)
Reconciliation of Non-GAAP Financial Measures:
Distributable cash flow	$120		$145		$537		$572
Distributions declared	$121		$121		$483		$483
Distribution coverage ratio - declared	0.99	x	1.20	x	1.11	x	1.18	x

Distributable cash flow	$120		$145		$537		$572
Distributions paid	$120		$120		$483		$482
Distribution coverage ratio - paid	1.00	x	1.21	x	1.11	x	1.19	x

	Q116	Q216	Q316	Q416	Twelve months ended December 31, 2016
	(Millions, except as indicated)
Reconciliation of Non-GAAP Financial Measures:
Net income attributable to partners	$72	$45	$120	$75	$312
Maintenance capital expenditures, net of noncontrolling interest portion and reimbursable projects	(2)	(1)	(3)	(4)	(10)
Depreciation, amortization and income tax expense, net of noncontrolling interests	32	29	31	28	120
Non-cash commodity derivative mark-to-market	45	37	1	25	108
Distributions from unconsolidated affiliates, net of earnings	14	11	13	6	44
Impact of minimum volume receipt for throughput commitment	3	4	3	(10)	—
Gain on sale of assets	—	—	(47)	—	(47)
Other, net	1	3	6	—	10
Distributable cash flow	$165	$128	$124	$120	$537
Distributions declared	$121	$121	$120	$121	$483
Distribution coverage ratio - declared	1.36x	1.06x	1.03x	0.99x	1.11x

Distributable cash flow	$165	$128	$124	$120	$537
Distributions paid	$121	$121	$121	$120	$483
Distribution coverage ratio - paid	1.36x	1.06x	1.02x	1.00x	1.11x

DCP MIDSTREAM, LP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Twelve Months Ended
	December 31, 2017
	Low	High
	Forecast	Forecast
	(Millions)
Reconciliation of Non-GAAP Measures:
Forecasted net income attributable to partners	$165	$324
Distributions from unconsolidated affiliates, net of earnings	75	85
Interest expense, net of interest income	288	288
Income taxes	7	7
Depreciation and amortization, net of noncontrolling interests	398	398
Non-cash commodity derivative mark-to-market	7	8
Forecasted adjusted EBITDA	940	1,110
Interest expense, net of interest income	(288)	(288)
Maintenance capital expenditures, net of reimbursable projects	(100)	(145)
Income taxes and other	(7)	(7)
Forecasted distributable cash flow	$545	$670